Exhibit 10.18

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made on 1 December 2014 between MEDYMATCH TECHNOLOGY LTD., a private limited company incorporated and registered in Israel, whose address is at 54 Ben Gurion Blvd., Tel Aviv, Israel (the “Company”) and EITAN MACHOVER, whose address is at 15 Rophe Hamachtarot St. Tel Aviv, Israel (the “Consultant”).

WHEREAS:	the Company wishes the Consultant to provide the Company with certain services and the Consultant wishes to render such services to the Company;

WHEREAS:	the Consultant represents to the Company that he is ready, qualified, willing and able to carry out his obligations and undertakings towards the Company pursuant hereto; and

WHEREAS:	the Company and Consultant desire to regulate their relationship in accordance to the terms and conditions of this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.	The Services

1.1.	The Company hereby engages the Consultant as an independent consultant and the Consultant hereby agrees to serve as a consultant to the Company and provide the services specified in Schedule A attached hereto (the “Services”). The engagement hereunder shall commence as of December 1, 2014 (the “Effective Date”).

1.2.	Subject to any approvals required by law or the Company’s articles of association, the Consultant shall be appointed to the board of directors of the Company (the “Board”) with the title “Executive Director” during the Term (as defined in Section 2.1 below).

1.3.	The Consultant shall cooperate on an ongoing basis with such employees, consultants and contractors of the Company as determined by the Company from time to time. On request from the Company, the Consultant shall provide reports or other types of ongoing information concerning the Services as determined by the Company from time to time, whether or not set forth herein.

1.4.	The Consultant shall devote all the necessary time in performing his duties and responsibilities under this Agreement as shall be reasonably required by the Company.

1.5.	The Consultant agrees to perform his duties described herein in a faithful, diligent and professional manner.

1.6.	The Consultant shall be responsible for maintaining, at the Consultant’s own expense, a place of work, any necessary equipment and supplies, and appropriate communications facilities.

1.7.	Nothing in this Agreement shall be interpreted as preventing or restricting the Company in obtaining or seeking from any other person services of the same nature as the Services, or otherwise from performing or seeking to perform any action or operation.

2.	Term and Termination

2.1.	This Agreement shall commence upon the Effective Date and shall continue until terminated pursuant to Section 2.2 below (the “Term”).

2.2.	This Agreement may be terminated at any time by Consultant or by the Company by giving the other party 90 days’ advance notice in writing, provided that the Company may terminate this Agreement forthwith for Cause (as defined herein) without advance notice. A termination for “Cause” is a termination due to: (i) the Consultant’s conviction or indictment of any felony; (ii) a material breach of any provision of this Agreement or its exhibits or a material breach of trust by the Consultant; (iii) the Consultant’s continuously disregarding of instructions of the Company with respect to the Consultant’s performance of the Services; (iv) embezzlement of funds of the Company or any Affiliate (as defined in Section 7.1 below) thereof; (v) involvement in sexual harassment of any employee of the Company or other party in connection with the performance of the Services; or (vi) causing grave injury to the business, assets, operations or reputation of the Company or any Affiliate thereof. Nothing herein shall derogate from the Company’s rights with respect to such termination for Cause, including the right for set off damages from the Consultant’s Consulting Fees (as defined in Section 3.1 below).

2.3.	In the event of termination other than for Cause, the Consultant shall be entitled to Consulting Fees (as defined in Section 3.1 below) only in respect of Services rendered up until the date of termination.

3.	Consideration

3.1.	Consulting Fee

3.1.1.	In consideration for the Services rendered by the Consultant pursuant to this Agreement the Company shall pay the Consultant a monthly fee in the amount of USD 3,500 (the “Consulting Fee”) which shall accrue from the Effective Date and be payable in accordance with the provisions of this Section 3.1. In the event that the Consultant is required to render his Services in excess of two full working days in each calendar month and such Services cannot reasonably be provided within two full working days, the Consulting Fee shall be increased by USD 1,500 to USD 5,000, provided that the Consultant shall not issue an invoice for such increased amount prior to notifying the Company in writing of such increase.

3.1.2.	Subject to Section 3.1.3, all payments of Consulting Fees hereunder shall be made on a monthly basis, within 15 days from receipt by the Company of a pro-forma invoice duly issued by the Consultant in respect of such Consulting Fees. Within 10 days of receiving payment of any such invoice, the Consultant shall deliver a duly issued tax invoice to the Company for the relevant Consulting Fees. If requested by the Company, such invoice(s) shall contain a summary of the Services provided by the Consultant and the time incurred by the Consultant in providing such Services during the month to which such invoice relates.

3.1.3.	No Consulting Fees shall become due and payable by the Company until 15 days following the date on which the Company raises and receives cash proceeds from a round of financing in which the Company issues equity or equity-linked securities to one or more investors and in one or more closings in an aggregate amount of at least USD 1,500,000 (the “Investment Round”) in the.

3.1.4.	No interest shall accrue or be payable by the Company on any accrued but unpaid Consulting Fees.

3.1.5.	The Consulting Fees are inclusive of any and all taxes, and the Consultant shall bear full responsibility for all tax obligations of any kind or nature relating, directly or indirectly, to the Consulting Fees and otherwise to the Services hereunder. To the extent that any such taxes may be imposed upon the Company, the Company may deduct such amounts from any payments due to the Consultant. The Company shall be entitled to withhold and deduct from payments hereunder any and all amounts as may be required from time to time under any applicable law. VAT shall be charged on all amounts payable hereunder to the extent required by applicable law.

3.1.6.	To the extent that Consultant or any of his Affiliates has previously provided any services to the Company or had any prior relationships with or engagement by the Company, the Consultant confirms, on behalf of itself and each Affiliate that they have received from the Company all outstanding entitlements arising out of or in any way connected with such prior services, engagements or relationships and that they do not have any claims and/or demands of any kind against the Company or its Affiliates, or anyone on their behalf relating to any such entitlements or engagement.

3.2.	Stock Options

3.2.1.	Subject to the sole discretion and determination of, and approval of such grant by, the Board and subject to the terms of any stock option plan and option agreement which shall be approved and adopted by the Company, it is intended that the Consultant shall be granted, subject to execution of an option agreement in a form provided by the Company and all other required documents and agreements required by the Company, options (the “Options”) to purchase such number of shares which represent 2.5% of the entire issued share capital of the Company on a fully diluted, as converted basis immediately following conclusion of the Investment Round (the “Post Investment Share Capital”) (such conclusion to be indicated by the Company) provided that, in the event that the value of the Post Investment Share Capital exceeds USD 8,000,000, the number of shares which are the subject of the Options shall be nevertheless be calculated as though the valuation of the Company was USD 8,000,000, such that the Options shall be subject to dilution by amounts invested above USD 3,000,000.

3.2.2.	Subject to Section 3.2.3, the Options, once they are granted, shall vest monthly subject to an effective vesting schedule of 36 months starting with the Effective Date.

3.2.3.	In the event that a Change of Control occurs, the vesting of the Options shall accelerate such that the Options shall become fully vested effective as of immediately prior to consummation of the Change of Control, with vesting subject to actual consummation of the Change in Control. For the purpose of this Section 3.2.3, a “Change of Control” shall mean any of: (i) a sale of all or substantially all of the assets of the Company to a third party; (ii) a sale of all of the issued shares of the Company to a third party; (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; (iv) a scheme of arrangement for the purpose of effecting a sale, merger, consolidation, amalgamation or other transaction described in (iii) above; and (iv) the initial public offering of the ordinary shares of the Company on a national exchange.

3.2.4.	Any tax liability in connection with the Options (including with respect to the grant, exercise, sale of the Options or the shares receivable upon their exercise) shall be borne solely by the Consultant.

3.2.5.	The shares resulting from the exercise of the Options shall be subject to the provisions of the Company’s articles of association as shall be in effect from time to time (including with respect to the limitation on transfer set forth therein).

3.2.6.	The Options and rights therein are not transferable.

3.3.	Full Consideration

Other than the consideration specified in this Sections 3, which consideration constitutes full consideration for the Services rendered hereunder, the Consultant will not be entitled to any other consideration for rendering the Services hereunder.

4.	Confidentiality, Non-Competition and Invention Assignment Undertaking

Simultaneously with the execution of this Agreement, and a as condition hereto, the Consultant hereby signs the Undertaking attached hereto as Schedule B.

5.	Relationship of Parties

5.1.	Despite the fact that the Company has offered the Consultant to provide the Services as a salaried employee of the Company, the Consultant requested to provide the Services in the capacity of an independent contractor only. Therefore, the Company increased the salary which was initially offered to Consultant by 50% in order to enable Consultant to cover several payments and expenses which he has to bear as an independent contractor, including the purchase of pension coverage and disability insurance. The Consultant is not and shall not represent himself as an employee, partner or joint venture of the Company or any of its Affiliates.

5.2.	The parties hereto hereby declare and approve, that this Agreement is a Contractors Agreement within the meaning of the Israeli Contractors Law – 1974, and that nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company or its Affiliates and Consultant or any of his agents and employees, and it is specifically clarified that with respect to the Services, no employer-employee relationship will be formed between the Company or its Affiliates and the Consultant or any of his agents and employees, and the Consultant is not entitled to any social or other benefits resulting from employer-employee relationship. The Consultant hereby acknowledges that the Company is relying upon the truthfulness and accuracy of the representations set forth in this Section 5.2 in engaging the Consultant.

5.3.	The Consultant will defend, indemnify and hold the Company, or any third party on its behalf, harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals (i) relating to any obligation imposed upon the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar terms in connection with compensation received by Consultant or, or which are based upon a stipulation by a competent judicial authority that an employer - employee relationship was created between the Company or its Affiliates and Consultant and/or his agents and employees; and (ii) resulting from any act, omission or negligence on Consultant’s or any of his employees’ part in the performance or failure to perform the scope of work under this Agreement.

5.4.	The Consultant acknowledges that the Consultant has read and fully understood the terms of this structure of the relationship between the parties as an independent contractor and that Consultant has consulted and received advice of counsel regarding said structure of the relationship between the parties hereto and has had sufficient opportunity to do so.

5.5.	It is hereby clarified that any right granted to the Company to instruct and/or oversee the Services by the Consultant is granted in order to ensure the performance of the Services in full and not to imply or justify an employer -employee relationship between the Company and the Consultant or any of his agents or employees.

5.6.	The Consultant shall be responsible to pay any and all payments, salary, taxes and all other benefits and any amounts due to any relevant social security or similar authority with respect to his employees and/or the Services provided by any of them pursuant to this Agreement. The Consultant undertakes to acquire for himself pension coverage in a customary amount. The Consultant hereby releases and forever discharges the Company and its Affiliates, from any and all claims, which he ever had, now has, or may claim to have against the Company and/or its Affiliates in connection with the existence of any employer - employee relationship between Company or its Affiliates and Consultant or any of his agents and employees.

5.7.	In light of the above, should it be held by any competent judicial authority that the relationship between the Consultant or any of his employees or agents, and the Company (or any of its Affiliates) in respect of the Services rendered by the Consultant pursuant to this Agreement is one of employer and employee, the parties agree that the “salary” that Consultant would be entitled to as an “employee” (including for the purpose of social security and social benefits), for the provision of the Services within the framework of this Agreement, shall be 60% of the Consulting Fee (the “Agreed Employee Compensation”).

5.8.	The Consultant will be obligated to return to the Company all surplus payments that the Company paid beyond the Agreed Employee Compensation (the “Surplus Sum”), on the day that a demand and/or claim which contradicts this Agreement is filed or on the day that a decision under Section 5.7 is made, pursuant to which it is claimed or decided that Consultant is a salaried employee of the Company.

5.9.	Any Surplus Sum that the Consultant is obligated to return will be subject to interest linked to the last known Israeli Consumer Price Index on the date said Surplus Sum is to be returned to the Company.

5.10.	The Company will be entitled to deduct from and set off against amounts due to the Consultant pursuant to this Agreement and/or pursuant to any other agreement, law, or otherwise, any amounts, which the Consultant is required to pay the Company pursuant to this Agreement (including the Surplus Sum), any other agreement, any law, or otherwise.

6.	Warranties

The Consultant represents and warrants that:

6.1.	The Consultant does not have currently and shall not have during the term of the provisions of the Services, any outstanding agreement or obligation that is or will be in conflict with any of the provisions of this Agreement, or that would preclude the Consultant from complying with the provisions hereof or otherwise restrict the Consultant in any way in performing the Services.

6.2.	The Consultant represents and warrants that the execution and delivery of this Agreement, the performance of the Services and the fulfillment of the terms hereof will not: (a) constitute, in whole or in part, a default, violation or breach under or conflict in any way with any agreement, obligation, undertaking or commitment to which the Consultant is a party or by which he is bound, including without limitation, any confidentiality, invention assignment or non-competition agreement and (b) do not require the consent, permission or authorization of or notification to any person or entity.

6.3.	The Consultant hereby undertakes to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, which are relevant to the performance of the Services or otherwise to consultants of the Company.

6.4.	The Consultant agrees that the Company may monitor the Consultant’s use of its Systems (as defined below) and copy, transfer and disclose such electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policies in place from time to time, and subject to applicable law. For the purposes of this Section, the term “Systems” includes all of the Company’s owned or leased computers (including laptops), mobile phones and other mobile devices, keys, PDAs, credit cards, printers, card access to any company building, files, e-mails, tapes, programs, records and software, computer access codes or disks, and other similar systems.

6.5.	The Consultant shall not use or exploit, during or in connection with the engagement hereunder any proprietary or confidential information, including any intellectual property, inventions, trade secrets or know how, of any other person or entity, including any previous employer, without due and timely permission to do so.

7.	Miscellaneous

7.1.	In this Agreement the term “Affiliate” shall mean, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes hereof, the term “control” means the power to direct the management or affairs of a person or entity through the ownership of voting securities, by contract, or otherwise.

7.2.	All headings of the Sections and Subsections of this Agreement are intended for convenience of reference and shall not be used in interpreting this Agreement.

7.3.	Assignment. Neither this Agreement nor any interest herein may be assigned by the Consultant without the prior written consent of the Company. The Company may assign or transfer this Agreement or any of its rights and/or obligations under this Agreement without the Consultant’s consent.

7.4.	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Consultant and the Company with respect to the subject matter hereof and supersedes any other arrangement, understanding or agreement, verbal or otherwise. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the parties hereto. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

7.5.	Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Israel (excluding its conflict of law principles) and the competent courts/tribunals of Tel-Aviv shall have exclusive jurisdiction over any disputes arising hereunder.

7.6.	No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted thereunder must be in writing and shall be valid only in the specific instance in which given.

7.7.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.8.	Notices. All notices hereunder will be in writing and shall be given by and be deemed received by the receiving party (i) if sent by a delivery service, on the date confirmed as the actual date of delivery by such service; (ii) if sent by registered air mail, return receipt requested, within seven (7) days of mailing; (iii) if sent by facsimile with electronic confirmation of transmission, on the next business day after transmission, if not transmitted on a business day, or on the day of transmission, if transmitted on a business day; or (iv) if sent by e-mail with an automatic electronic written confirmation of delivery from the sender’s server, on the next business day after transmission, if not transmitted on a business day, or on the day of transmission, if transmitted on a business day.

7.9.	Survival. The provisions of Sections 4, 5, 6 and 7 of this Agreement, including the provisions of Schedule B, shall continue and remain in full force and effect following the termination or expiration of the relationship between the Company and the Consultant, for whatever reason.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

/s/ Netanel Peri	/s/ Eitan Machover
For and on behalf of	EITAN MACHOVER
MEDYMATCH TECHNOLOGY LTD.

By:	Netanel Peri	/s/ E.M ADVISORY SERVICES LTD
Title:	Founder & President

Company Stamp:	/s/ MediMatch Technology LTD.

SCHEDULE A

SERVICES

The Consultant shall:

1.	be reasonably available to the Company;

2.	attend meetings of the Board and any other management meetings in which the Consultant’s participation will be required;

3.	take part in discussions to further the strategic business objectives of the Company;

4.	assist the Company to identify suitable candidates with the view of appointing a suitably skilled person as CEO of the Company;

5.	seek potential investors and assist the Company to raise capital as and when required or considered desirable by the Company;

6.	introduce the Company to strategic channel partners and other business partners that may be interested in establishing and/or developing a commercial relationship with the Company;

7.	advise the Company on different applications for the proof of concept and ongoing functionality;

8.	provide general corporate guidance to the Board;

9.	assist with the assembly and appointment of an advisory board committee;

10.	meet with third parties as reasonably needed to further the above purposes and to promote the business of the Company; and

11.	perform any other tasks and provide any other services which may from time to time be reasonably requested by the Company.

SCHEDULE B

UNDERTAKING

THIS UNDERTAKING ("Undertaking") is entered into on ____ December 2014 by EITAN MACHOVER, whose address is at 15 Rophe Hamachtarot St. Tel Aviv, Israel (the "Consultant").

WHEREAS,	the Consultant wishes to be engaged by Medymatch Technology Ltd., a private limited company incorporated and registered in Israel, whose address is at 54 Ben Gurion Blvd., Tel Aviv, Israel (the “Company”); and

WHEREAS,	it is critical for the Company to preserve and protect its Confidential Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights, and Consultant is entering into this Undertaking as a condition to Consultant’s engagement with the Company.

NOW, THEREFORE, Consultant undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

1.1.	The Consultant acknowledges that the Consultant has had and is expected to have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed by Consultant to the Company.

1.2.	The Consultant acknowledges and understands that the engagement by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3.	During the term of the Consultant’s engagement and at any time after termination or expiration thereof, for any reason, the Consultant shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4.	All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, the Consultant agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by the Consultant in connection with the engagement by the Company or that otherwise relates to any Confidential Information (the “Confidential Materials”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by the Consultant to the Company upon termination or expiration of Consultant’s engagement for any reason, or at any earlier time at the request of the Company, without Consultant retaining any copies thereof.

1.5.	During the term of the Consultant’s engagement with the Company, the Consultant shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of Consultant and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, the Consultant shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

1.6.	During the term of the Consultant’s engagement with the Company, the Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other person to whom the Consultant has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2.	Unfair Competition and Solicitation. The Consultant acknowledges that in light of Consultant’s position with the Company and in view of Consultant’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 1 are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by the Consultant as a condition to the engagement of the Consultant by the Company. The Consultant confirms that the Consultant has carefully reviewed the provisions of Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to the Consultant of entering into this Undertaking and, specifically, Section 2 hereof. In light of the above provisions, the Consultant undertakes that during the term of the engagement with the Company and for a period of twelve (12) months thereafter:

2.1.	the Consultant shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets. The Consultant confirms that the engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of engagement or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets.

2.2.	The Consultant shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of his or her engagement with the Company.

2.3.	The Consultant shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

3.	Ownership of Inventions.

3.1.	The Consultant will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by the Consultant, either alone or jointly with others, during the Consultant’s engagement with the Company (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2.	The Consultant agrees that all the Inventions are, upon creation, considered Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secret and all other rights of any kind or nature, including moral rights, in connection with such Inventions. The Consultant hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications therefor, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Consultant also hereby forever waives and agrees never to assert any and all Moral Rights Consultant may have in or with respect to any Inventions, even after termination of engagement on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.3.	The Consultant further agrees to perform, during and after engagement, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Consultant’s agents and attorneys-in-fact to act for and on the Consultant’s behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Consultant.

3.4.	The Consultant shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the consulting agreement between Consultant and the Company. Without limitation of the foregoing, the Consultant irrevocably confirms that the consideration explicitly set forth in this agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including, to the extent applicable, under Section 134 of the Israeli Patent Law - 1967. With respect to all of the above any, oral understanding, communication or agreement not memorialized in writing and duly signed by the Company shall be void.

4.	General.

4.1.	The Consultant represents that the performance of all the terms of this Undertaking and Consultant’s duties as a consultant of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). The Consultant acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in engaging the Consultant.

4.2.	The Consultant acknowledges that the provisions of this Undertaking serve as an integral part of the terms of the Consultant’s engagement and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3.	The Consultant recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Consultant, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

4.4.	This Undertaking is governed by the laws of the State of Israel (excluding its conflict of law principles), and the competent courts/tribunals of Tel-Aviv shall have exclusive jurisdiction over any disputes arising hereunder

4.5.	If any provision of this Undertaking is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Undertaking and the remainder of this Undertaking shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Undertaking shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.6.	The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the relationship between the Company and the Consultant, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Consultant’s obligations and liabilities under any applicable law.

4.7.	This Undertaking constitutes the entire agreement between the Consultant and the Company with respect to the subject matter hereof. No amendment of or waiver of, or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived

4.8.	This Undertaking, the rights of the Company hereunder, and the obligations of Consultant hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. The Consultant may not assign, whether voluntarily or by operation of law, any of his obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

Printed Name:	Eitan Machover	Signature:	/s/ Eitan Machover